Exhibit 10.2

CONSULTANT OPTION AGREEMENT

          This CONSULTANT OPTION AGREEMENT (this "Option Agreement"), dated the 1st day of October, 2002 (the "Date of Grant"), is between American Banknote Corporation, a Delaware corporation (the "Company") and Morris Weissman (the "Optionee").

W I T N E S S E T H

           WHEREAS, the Company and the Optionee have entered into a Consulting, Non-Competition and Termination Agreement dated as of March 13, 2000 and amended as of June 26, 2000 (the "Consulting Agreement"); and

           WHEREAS, the Section 3(c)(iii) of the Consulting Agreement provides that, upon the effective date of the Reorganization Plan (as defined in the Consulting Agreement), the Company shall grant the Optionee a number of options that will entitle the Optionee to purchase up to 0.64% of the shares of the new common stock in the Company to be issued pursuant to the Reorganization Plan (the "Option"), subject to reduction as set forth in Section 3(c)(v) of the Consulting Agreement, at an exercise price of $2.50 per share; and

           WHEREAS, the Optionee desires to receive this Option on the terms and conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I
OPTION GRANT

Section 1.1 -- NUMBER OF SHARES AND EXERCISE PRICE

                         Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee this Option, which entitles the Optionee to purchase up to 88,531 shares of new common stock of the Company to be issued pursuant to the Reorganization Plan, par value $.01 per share (the "New Common Stock"), at a price of $2.50 per share (the "Exercise Price"), representing 0.64% of the shares of new common stock of the Company on a fully-diluted basis.

Section 1.2 -- TERM OF OPTION

                         The term of this Option (the "Term") shall commence on the Date of Grant and terminate upon the expiration of ten (10) years from the Date of Grant (the "Expiration Date"). This Option shall be fully vested and exercisable on the Date of Grant and shall continue to be exercisable, in whole or in part, at any time or times prior to the Expiration Date. Upon the Expiration Date, all rights of the Optionee hereunder shall cease.

Section 1.3 -- EXERCISE OF OPTION

                         (a)   This Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary. Such notice shall be accompanied by this Option Agreement, shall specify the number of shares of New Common Stock with respect to which this Option is being exercised and the effective date of the proposed exercise and shall be signed by the Optionee or other person then having the right to exercise this Option. Payment for shares of New Common Stock purchased upon the exercise of this Option shall be made on the effective date of such exercise in cash or by certified check, bank cashier's check, or wire transfer or by such other provision as the Board of Directors of the Company (the "Board") may from time to time authorize.

                         (b)   Certificates for shares of New Common Stock purchased upon the exercise of this Option shall be issued in the name of the Optionee or other person entitled to receive such shares of New Common Stock, and delivered to the Optionee or such other person as soon as practicable following the effective date on which this Option is exercised.

                         (c)   Notwithstanding any other provision of this Option Agreement, no portion of this Option shall be exercisable after the Expiration Date.

ARTICLE II
TERMS AND CONDITIONS OF OPTION

Section 2.1 -- Transferability

                         This Option may be transferred in whole or in part by the Optionee to the Optionee's wife or to a trust for the benefit of the Optionee or his wife.

Section 2.2 -- Certain Adjustments

                         (a)   In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, New Common Stock, or other property), recapitalization, New Common Stock split, reverse New Common Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the New Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Optionee, then the Board shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of New Common Stock or other property (including cash) that may thereafter be issued in connection with this Option, (ii) the number and kind of shares of New Common Stock or other property (including cash) issued or issuable in respect of this Option, and (iii) the Exercise Price relating to this Option.

                         (b)   The Company's Fourth Amended Reorganization Plan, dated July 17, 2002 (the "Plan") currently contemplates the issuance of up to 20 million shares of New Common Stock, and it also contemplates that the holders of the Company's 11¼% Senior Subordinated Notes due 2007 (the "Noteholders") shall receive approximately 90% of the New Common Stock and that the Optionee shall receive options under this Option Agreement entitling the Optionee to purchase up to 0.64% of the New Common Stock on a fully diluted basis. In the event that the Plan is revised to provide for the issuance of shares of New Common Stock to satisfy any claim or claims against the Company asserted or that may be asserted against the Company by the Securities and Exchange Commission or the United States Department of Justice in the Chapter 11 Case, and the issuance of such shares results in the Noteholders receiving, after considering the conversion of all securities into New Common Stock, less than 90% of the New Common Stock, then the number of shares of New Common Stock subject to this Option shall be reduced by a percentage equal to the percentage reduction in the ownership of New Common Stock by the Noteholders from 90%.

Section 2.3 -- Optionee Not Required To Exercise Option

                         The Optionee shall have no obligation to purchase and/or pay for, and the Company shall have no obligation to issue, any shares of New Common Stock except those shares of New Common Stock in respect of which the Optionee shall have made an exercise pursuant to Section 1.3 hereof in accordance with the terms and conditions of this Option Agreement.

Section 2.4 -- Classification

                         This Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Section 2.5 -- Securities Matters

                         (a)   The Company shall be under no obligation to effect the registration, pursuant to the Securities Act of 1933, as amended, of any shares of New Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of New Common Stock pursuant to this Option Agreement unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of New Common Stock are traded. The Board may require, as a condition of the issuance and delivery of certificates evidencing shares of New Common Stock pursuant to the terms hereof, that the Optionee make such agreements and representations, and that such certificates bear such legends, as the Board, in its sole discretion, deems necessary or desirable to comply with applicable securities laws.

                         (b)   The transfer of any shares of New Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of New Common Stock are traded. In the event that the Company is engaged in an offering or other registration of New Common Stock, the Board may, in its sole discretion, defer the effectiveness of any transfer of shares of New Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Board shall inform the Optionee in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of this Option, the Optionee may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto to comply with applicable securities laws.

Section 2.6 -- Rights As A Stockholder

                         The Optionee shall not have any rights as a stockholder with respect to any shares of New Common Stock covered by this Option until the date of issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 2.2, no adjustment to this Option shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

Section 2.7 -- No Fractional Shares

                         No fractional shares of New Common Stock shall be issued or delivered pursuant to this Option. The Board shall determine whether cash, other options, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

ARTICLE III
MISCELLANEOUS

Section 3.1 -- Notices

                         For the purposes of this Option Agreement, notices, demands, and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

           to the Optionee at:

           Morris Weissman
           122 Kings Road
           Palm Beach, Florida 33480

           with a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153
           Att'n: Jeffrey S. Klein, Esq.

           to the Company at:

           560 Sylvan Avenue
           Englewood Cliffs, New Jersey  07632
           Attn: Chairman of the Board

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 3.2 -- Successors

                         The terms of this Option Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Optionee and his executors, administrators, successors, heirs, distributees, devisees, and legatees.

Section 3.3 -- Invalid Provision

                         The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Option Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

Section 3.4 -- Modifications

                         No change, modification or waiver of any provision of this Option Agreement shall be valid unless the same be in writing and signed by the parties hereto.

Section 3.5 -- Entire Agreement

                         This Option Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior communications, representations, and negotiations in respect thereof.

Section 3.6 -- Governing Law

                         This Option Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflicts of law rules.

Section 3.7 -- Counterparts

                         This Option Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 3.8 -- Headings

                         The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Option Agreement.

                         IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed as of the date and year first written above.

AMERICAN BANKNOTE CORPORATION By:/s/ Patrick J. Gentile Name: Patrick J. Gentile Title: Executive Vice President &CFO

I hereby accept the foregoing grant of an Option to acquire shares of New Common Stock and understand and agree that such Option and shares of New Common Stock shall be subject to and governed by the terms of this Option Agreement.

/s/ Morris Weissman
MORRIS WEISSMAN